Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6711

Moriah Shilton

Investor Relations

408-321-6713

Federal Circuit Affirms Ruling That Tessera Patents Are Valid and Infringed

- ITC's Final Determination Affirmed -

SAN JOSE, Calif. - Dec. 21, 2010 - Tessera Technologies, Inc. (NASDAQ:TSRA) today announced that the U.S. Court of Appeals for the Federal Circuit affirmed the U.S. International Trade Commission's (ITC) final determination in the action brought by Tessera against certain wireless manufacturers, Investigation No. 337-TA-605 (Wireless ITC action), finding Tessera's asserted patents are valid and infringed.

"This ruling, by the federal appellate court that specializes in patent matters, confirms once again that our patents in this case are valid and enforceable," said Henry R. Nothhaft, chairman and chief executive officer, Tessera. "Despite years of denials and procedural maneuvers by Qualcomm, Freescale, ST Microelectronics, ATI and Spansion, the Federal Circuit upheld the ITC's findings that these companies are infringers who have used and profited from Tessera's technology without paying their fair share. Although these patents expired on Sept. 24, 2010, ending the ITC's Limited Exclusion Order and Cease and Desist Orders, we will continue to pursue our right to recover royalties for periods before the patents expired, and believe the Federal Circuit's affirmation will assist our ongoing efforts in the U.S. District Courts."

The respondents have 45 days to petition the panel and/or the full Court of Appeals for rehearing and may petition the U.S. Supreme Court for a writ of certiorari within 90 days after entry of the judgment or a request for rehearing is denied, whichever is later.

Tessera's U.S. District Court cases against the respondents are currently stayed by agreement until the appellate proceedings regarding the Wireless ITC Action are concluded.

The respondents in the Wireless ITC action who appealed the ITC's final determination to the Federal Circuit were ATI Technologies, Freescale Semiconductor, Inc., Qualcomm, Inc., Spansion, Inc., Spansion, LLC and ST Microelectronics N.V. Tessera asserted infringement of two Tessera patents, U.S. Patent No. 6,433,419 and U.S. Patent No. 5,852,326.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to future litigation activity. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2009, and its Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2010, include more information about factors that could affect the company's financial results. Tessera assumes no obligation to update information contained in this press release. Although this release may remain available on Tessera's website or elsewhere, its continued availability does not indicate that Tessera is reaffirming or confirming any of the information contained herein.

About Tessera

Tessera Technologies, Inc. invests in, licenses and delivers innovative miniaturization technologies for next-generation electronic devices. The company's micro-electronics solutions enable smaller, higher-functionality devices through chip-scale, 3D and wafer-level packaging technology, as well as high-density substrate and silent air cooling technology. Tessera's imaging and optics solutions provide low-cost, high-quality camera functionality in electronic products and include image sensor packaging, wafer-level optics and image enhancement intellectual property. The company also offers customized micro-optic lenses, from diffractive and refractive optical elements to integrated micro-optical subassemblies. Tessera licenses its technologies, as well as delivers products based on these technologies, to promote the development of the supply chain infrastructure. The company is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Tessera and the Tessera logo are trademarks or registered trademarks of Tessera, Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.